UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 1, 2012

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 1, 2012, Barrett Business Services, Inc. (the "Company"), entered into a term loan agreement (the "Term Loan") with its principal bank, Wells Fargo Bank, National Association (the "Bank"), for approximately $5.5 million secured by the Company's corporate office building in Vancouver, Washington. The Term Loan requires payment of monthly installments of $18,375 beginning December 1, 2012, and bears interest at the one month LIBOR plus 2.25%, with the unpaid principal balance due November 1, 2017.

The addition of the Term Loan increases the total credit facility disclosed in the Company's current report on Form 8-K, Item 2.03, filed with the Securities and Exchange Commission on September 25, 2012, and incorporated herein by reference, to approximately $29.5 million.

The Term Loan contains customary events of default. If an event of default under the Term Loan occurs and is continuing, the Bank may declare any outstanding obligations under the Term Loan to be immediately due and payable.

Item 7.01. Regulation FD Disclosure

On November 6, 2012, the Company announced that its board of directors had declared a regular quarterly cash dividend of $0.13 per share, an increase of two cents from the previous quarter. The dividend is payable on December 14, 2012, to all stockholders of record as of November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: November 6, 2012	By:	/s/ James D. Miller
James D. Miller Vice President-Finance, Treasurer and Secretary